NationsBank Corporation
Corporate Center, 56th Floor
Charlotte, NC 28255



NATIONSBANK                        NEWS RELEASE



FOR IMMEDIATE RELEASE
March 17, 1998

Contact: Bob Stickler 704-386-8465

CHARLOTTE, NC, March 17, 1998 -- NationsBank Corporation
(NYSE:NB) today entered into agreements for the underwritten public offering of $1.0 billion in non-callable notes to be issued in two separate series. These include:

     *$600 million in 3-year senior notes due March 2001.
     *$400 million in 30-year subordinated notes due March 2028.

The notes will be sold under a shelf registration for corporate debt securities and preferred and common stock previously declared effective by the Securities and Exchange Commission. Net proceeds from the debt isues will be used for general corporate purposes.

The 3-year senior notes have a coupon interest rate of 5.75 percent and will be sold by underwriters led by NationsBanc Montgomery Securities, LLC and including Morgan Stanley Dean Witter, Prudential Securities, Inc. and Salomon Smith Barney. Closing is scheduled for March 23, 1998.

The 30-year subordinated notes will have a coupon interest rate of 6.80 percent and will be sold through underwriters led by NationsBanc Montgomery Securities, LLC and including Bear Stearns & Co., Inc., Lehman Brothers and Merrill Lynch & Co. Closing is scheduled for March 23, 1998.

NationsBank Corporation is the country's third largest banking company with $311 billion in assets and full-service banking offices in 16 states and the District of Columbia.


www.nationsbank.com